Exhibit 99.1

Contact: Whirlpool Corporation

Media: 269/923-7405

Media@Whirlpool.com

Financial: Joe Lovechio, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION INCREASES QUARTERLY DIVIDEND 20% BASED ON STRONG

GROWTH AND MARGIN EXPANSION

$500 million share buyback authorization also announced

BENTON HARBOR, Mich. — April 14, 2014 — The board of directors of Whirlpool Corporation (NYSE:WHR) declared today a 20 percent increase in the quarterly dividend on the company’s common stock to 75 cents per share from 62.5 cents per share. The dividend is payable June 15, 2014, to stockholders of record at the close of business on May 16, 2014.

The company’s board of directors also approved a new $500 million share repurchase authorization. The company completed its previously authorized repurchase program in December 2013.

“I am pleased to announce that we are continuing to enhance returns to shareholders through a dividend increase and share repurchase program,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “Our record 2013 earnings performance delivered revenue growth and margin expansion with our industry-leading brands and innovative products. These moves underscore our confidence in our long-term growth and innovation strategies and expected strong performance in 2014.”

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading global manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2013, 69,000 employees and 59 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information

This document contains forward-looking statements. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to our Annual Report on Form 10-K for the year ended December 31, 2013, including the information set forth under the caption “Risk Factors.”

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